ADVISORY AGREEMENT

BY AND BETWEEN

CORNERSTONE HEALTHCARE PLUS REIT, INC.

(“COMPANY”)

AND

SPRINGLAKE HEALTHCARE CAPITAL, LLC

(“ADVISOR”)

TABLE OF CONTENTS

Page

1.	Definitions	1
2.	Appointment	9
3.	Authority of the Advisor	9
4.	Duties of the Advisor	9
5.	Bank Accounts	16
6.	Records; Financial Statements	16
7.	Limitations on Activities	16
8.	Fees	16
9.	Expenses	20
10.	Other Activities of the Advisor	23
11.	Time Commitment	24
12.	Relationship of Advisor and Company	24
13.	Representations and Warranties	24
14.	Term; Termination of Agreement	25
15.	Termination	25
16.	Payments to and Duties of Advisor upon Termination	26
17.	Assignment to an Affiliate	27
18.	Indemnification by the Company	27
19.	Advisor’s Liability	27
20.	Notices	27
21.	Modification	28
22.	Severability	28
23.	Construction; Consent toJurisdiction	28
24.	Attorneys’ Fees	28
25.	Entire Agreement	28
26.	Indulgences, Not Waivers	28
27.	Gender	28
28.	Titles Not to Affect Interpretation	29
29.	Execution in Counterparts	29
30.	Name	29

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT, dated as of December  22, 2011 (the “Agreement”), is entered into between CORNERSTONE HEALTHCARE PLUS REIT, INC., a Maryland corporation (the “Company”), and Springlake Healthcare Capital, LLC a Florida limited liability company (the “Advisor”).

W I T N E S S E T H

WHEREAS, the Company is a party to that certain advisory agreement, initially executed as of September 12, 2007, by and between the Company and Cornerstone Leveraged Realty Advisors, LLC, a Delaware limited liability company (such agreement, as amended, the “Existing Advisory Agreement”);

WHEREAS, the current term of the Existing Advisory Agreement will expire on December 31, 2011 and the Company’s Board of Directors has determined not to renew the Existing Advisory Agreement;

WHEREAS, following the expiration without renewal of the Existing Advisory Agreement, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors, all as provided herein;

WHEREAS, the Company, as successor in interest to CIP Leveraged Fund Advisors, LLC and Cornerstone Leveraged Realty Advisors, LLC, is party to that certain Sub-Advisory Agreement, dated as of May 19, 2008, originally entered into by CIP Leveraged Fund Advisors, LLC, Cornerstone Leveraged Realty Advisors, LLC and Servant Healthcare Investments, LLC (“Sub-Advisory Agreement”).

WHEREAS, in accordance with Section 18(a)(v) of the Sub-Advisory Agreement, the Company intends to terminate the Sub-Advisory Agreement upon the Effective Date (as hereinafter defined);

WHEREAS, the Advisor is willing to undertake to render advisory services to the Company, subject to the supervision of the Board of Directors of the Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:

“Acquisition Expenses” means all expenses, excluding the fee payable to the Advisor pursuant to Section 8(a), incurred by the Company, the Advisor, or any Affiliate of either in connection with the Company’s sourcing, selection, evaluation and acquisition of, and or development of any property or other potential investment in, Properties, Loans, or other Permitted Investments whether or not acquired or made, including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals and surveys, nonrefundable option payments on Property, Loans, or other Permitted Investments whether or not acquired, accounting fees and expenses, computer use-related expenses, architectural and engineering reports, environmental reports, property inspection reports, title insurance and escrow fees, and any other reasonable due diligence costs incurred in connection with the potential investment in, Properties, Loans, or other Permitted Investments whether or not acquired or made.

“Acquisition Fees” means the fee payable to the Advisor pursuant to Section 8(a), plus any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with the making or investing in any Property, Loans, or other Permitted Investments or the purchase, development or construction of a Property by the Company. Included in the computation of such fees shall be any real estate commissions, acquisition fees, finder’s fees, selection fees, Development Fees and Construction Fees (except as provided in the following sentence), nonrecurring management fees, consulting fees, loan fees, points, or any other fees or commissions of a similar nature, however designated. Excluded shall be any commissions or fees incurred in connection with the leasing of any Property, and Development Fees or Construction Fees paid to any Person or entity not Affiliated with the Advisor in connection with the actual development and construction of any Property.

“Advisor” means (i) Springlake Healthcare Capital, LLC a Florida limited liability company or (ii) any successor advisor to the Company.

“Affiliate” or “Affiliated” means, as to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person, directly or indirectly owning, controlling, or holding with the power to vote ten percent (10%) or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns ten percent (10%) or more of the voting equity interests of such program or (ii) a majority of the board (or equivalent governing body) of such program is comprised of Affiliates of the entity.

“Appraised Value” means value according to an appraisal made by an Independent Appraiser.

“Asset Management Fee” has the meaning ascribed to such term in Section 8(c).

“Assets Under Management” means, for a specified period, the aggregate value of all Property, Loans, and other Permitted Investments. The value of each Property, Loan, or other Permitted Investment wholly owned, directly or indirectly, by the Company shall be the greater of (i) the average GAAP basis book carrying value of such asset before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period (or if such specified period is a single month, then the average of such values during such month), or (ii) an amount determined as follows: (A) if such Property, Loan, or other Permitted Investment has been appraised by an Independent Appraiser within the immediately preceding twelve month period, the Appraised Value of such Property, Loan, or other Permitted Investment, or (B) if such Property, Loan, or other Permitted Investment has not been appraised by an Independent Appraiser within the immediately preceding twelve month period, the estimated fair market value of such Property, Loan, or other Permitted Investment, as approved by the Independent Directors Committee. The value of each Property, Loan, or other Permitted Investment owned by a Joint Venture shall be the product of the Company’s pro rata ownership interest in such Joint Venture, multiplied by the greater of (i) the average GAAP basis book carrying value of such asset before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period (or if such specified period is a single month, then the average of such values during such month), or (ii) an amount determined as follows: (A) if such Property, Loan, or other Permitted Investment has been appraised by an Independent Appraiser within the immediately preceding twelve month period, the Appraised Value of such Property, Loan, or other Permitted Investment, or (B) if such Property, Loan, or other Permitted Investment has not been appraised by an Independent Appraiser within the immediately preceding twelve month period, the estimated fair market value of such Property, Loan, or other Permitted Investment, as approved by the Independent Directors Committee.

“Average Invested Assets” means, for a specified period, the average of the aggregate GAAP basis book carrying values of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period (or if such specified period is a single month, then the average of such values during such month).

“Board of Directors” means the individuals holding such office, as of any particular time, under the Charter of the Company, whether they be the Directors named therein or additional or successor Directors.

“Bylaws” means the bylaws of the Company, as the same may be amended from time to time.

“Cash Available for Distribution” means, with respect to any fiscal quarter, the Modified Funds From Operations for such quarter less any recurring capital expenditures and amortization of principal on the Company’s outstanding indebtedness for such quarter.

“Cash from Financings” means the net cash proceeds realized by the Company from the financing of Properties, Loans or other Permitted Investments or from the refinancing of any Company indebtedness (after deduction of all expenses incurred in connection therewith).

“Cash from Sales” means the net cash proceeds realized by the Company from the sale, exchange or other disposition of any of its Properties, Loans or other Permitted Investments after deduction of all expenses incurred in connection therewith. In the case of a transaction described in clause (i)(C) of the definition of Sale, Cash From Sales means the proceeds of any such transaction actually distributed to the Company from the Joint Venture. Cash from Sales shall not include Cash from Financings.

“Cash from Sales and Financings” means Cash from Sales plus Cash from Financings.

“Charter” means the charter of the Company, including the Articles of Incorporation and all Articles of Amendment, Articles Supplementary and other modifications thereto as filed with the SDAT.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Common Stock” means shares of the Company’s common stock, $.001 par value per share, the terms and conditions of which are set forth in the Charter.

“Company” means Cornerstone Healthcare Plus REIT, Inc., a corporation organized under the laws of the State of Maryland, and, as required by context, the Operating Partnership, and their wholly owned subsidiaries.

“Competitive Real Estate Commission” means a real estate or brokerage commission paid for the purchase or sale of a Property that is reasonable, customary and competitive in light of the size, type and location of the Property.

“Construction Fee” means a fee or other remuneration for acting as general contractor and/or construction manager to construct, supervise or coordinate leasehold or other improvements or projects, or to provide major repairs or rehabilitation on a Property.

“Contract Sales Price” means the total consideration received by the Company for the sale of a Property.

“Dealer Manager” means such Person or entity selected by the Board of Directors to act as the dealer manager for an offering of the Company’s Securities.

“Development Fee” means a fee for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and financing for such Property, either initially or at a later date.

“Director” means an individual who is a member of the Board of Directors.

“Disposition Fee” has the meaning ascribed to such term in Section 8(e) hereof.

“Distributions” means any distributions of money or other property by the Company to the Stockholders, including distributions that may constitute a return of capital for federal income tax purposes.

“Effective Date” shall mean the later of (i) January 1, 2012, or (ii) the date that (A) all of the Material Lender Consents have been obtained, or (B) the Board of Directors has waived as a condition to the effectiveness of this Agreement the receipt of any remaining Material Lender Consents.

“Existing Advisory Agreement” has the meaning ascribed to such term in the recitals hereto.

“Financing Coordination Fee” has the meaning ascribed to such term in Section 8(b) hereof.

“GAAP” means accounting principles generally accepted in the United States.

“Gross Proceeds” means the aggregate purchase price of all Common Stock sold for the account of the Company through an Offering, including Common Stock sold pursuant to the Reinvestment Plan, without deduction for Organization and Offering Expenses.

“Healthcare Sector” includes all potential Property, Loans, or other Permitted Investments on a national basis that are senior living or healthcare related, including but not limited to, independent and assisted living facilities, continuing care retirement communities, skilled nursing facilities, medical office buildings, outpatient centers and hospitals.

“Independent Appraiser” means a Person with no material current or prior business or personal relationship with the Advisor or the Directors, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is a qualified appraiser of real estate as reasonably determined by the Board of Directors. Membership in a nationally recognized appraisal society such as the Appraisal Institute shall be conclusive evidence of such qualification.

“Independent Director” has the meaning ascribed to such term in the Charter.

“Independent Directors Committee” has the meaning ascribed to such term in the Charter.

“Invested Capital” means, as of any date, an amount equal to: Gross Proceeds, reduced by (i) the aggregate amount paid by the Company to repurchase Common Stock from Stockholders, (ii) all prior Distributions of Cash from Sales and Financings.

“Joint Venture” or “Joint Ventures” means any joint venture, general partnership or limited liability company or other Affiliate of the Company (excluding any wholly owned subsidiary thereof) that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.

“Leasing Agent” means an entity that has been retained to perform and carry out leasing activities for one or more of the Properties.

“Listed” and “Listing” have the meaning ascribed to such terms in the Charter.

“Listing Date” means the date that the Common Stock is first Listed.

“Loans” means mortgage loans and other types of debt financing acquired or originated by the Company.

“Market Value” means the aggregate market value of all of the outstanding shares of Common Stock, measured by taking the average closing price or average of bid and asked price, as the case may be, during the consecutive 30-day period commencing 180 days following Listing.

“Material Lender Consents” means, with respect to lenders from which the Company is contractually obligated to obtain prior consent to the transactions contemplated herein, the prior consent to the transactions contemplated herein of such lenders holding, in the aggregate, all but $17.5 million of the Company’s currently outstanding indebtedness.

“Modified Funds From Operations” means, with respect to any fiscal quarter, the Company’s modified funds from operations, or MFFO (as defined by the Investment Program Association), during such fiscal quarter.

“NASAA” means the North American Securities Administrators Association, Inc.

“NASAA Net Income” means, for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash charges; provided, however, NASAA Net Income for purposes of calculating total allowable Operating Expenses shall exclude the gain from the sale of the Company’s Properties, Loans or other Permitted Investments.

“NASAA REIT Guidelines” means the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association in effect on the date hereof.

“Offering” means an offering of Common Stock that is registered with the SEC, excluding Common Stock offered under any employee benefit plan.

“Operating Expenses” means all direct and indirect costs and expenses incurred by the Company, as determined under GAAP, which in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing, (ii) interest payments, (iii) taxes, (iv) non-cash charges such as depreciation, amortization and bad debt reserves, (v) Acquisition Fees and Acquisition Expenses, (vi) real estate commissions on a Sale of Property, and other expenses connected with the acquisition, disposition and ownership of Property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property) and (vii) any incentive fees which may be paid in compliance with the NASAA REIT Guidelines.

“Operating Partnership” means Cornerstone Healthcare Plus Operating Partnership, L.P. which is the partnership through which the Company may, directly or indirectly, own Properties, Loans, and other Permitted Investments.

“Operating Partnership Agreement” means the Limited Partnership Agreement of the Operating Partnership, as amended from time to time.

“Organization and Offering Expenses” means any and all costs and expenses incurred by or on behalf of the Company in connection with and in preparing the Company for registration of and subsequently offering and distributing its Securities to the public, whether incurred before or after the date of this Agreement, which may include but are not limited to total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), legal, accounting and escrow fees; any expense allowance granted by the Company to the underwriter or any reimbursement of expenses of the underwriter by the Company; expenses for printing, engraving, and mailing; charges of transfer agents, registrars, trustees, escrow holders, depositories, and experts; and fees, expenses and taxes related to the filing, registration and qualification of the sale of Securities under Federal and State laws, including accountants’ and attorneys’ fees and other accountable offering expenses.

“Passed Investment” has the meaning ascribed to such term in Section 10(b) hereof.

“Permitted Investments” means all investments that the Company may acquire pursuant to its Charter, Bylaws and the investment objectives and policies adopted by the Board of Directors of the Company from time to time, other than short-term investments acquired for purposes of cash management.

“Person” shall mean any natural person, partnership, corporation, association, trust, limited liability company or other legal entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Property” or “Properties” means the real properties or real estate investments which are transferred or conveyed to the Company, either directly or indirectly, including through ownership interests in Joint Ventures.

“Property Manager” means any entity that has been retained to perform and carry out at one or more of the Properties property management services.

“Reinvestment Plan” means any plan adopted by the Company allowing Stockholders to reinvest Distributions in shares of Common Stock.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“Right of First Refusal Period” has the meaning ascribed to such term in Section 10(b) hereof.

“Sale” or “Sales” means any transaction or series of transactions whereby: (i) the Company sells, grants, transfers, conveys or relinquishes its ownership of any Property, Loan or other Permitted Investment or portion thereof, including the transfer (including by lease) of any Property that is the subject of a ground lease, and including any event with respect to any Property, Loan or other Permitted Investment that gives rise to a significant amount of insurance proceeds or condemnation awards; (ii) the Company sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of the Company in any Joint Venture in which it is a co-venturer or partner; (iii) any Joint Venture in which the Company is a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any Property, Loan or other Permitted Investment or portion thereof, including any event with respect to any Property, Loan or other Permitted Investment that gives rise to insurance claims or condemnation awards.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means any class or series of units or shares of the Company, including common shares or preferred units or shares and any other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “Securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

“SDAT” means the State Department of Assessments and Taxation of the State of Maryland.

“Stockholders” means the registered holders of the Common Stock.

“Stockholders’ 7% Return” means, as of any date, an aggregate amount equal to a 7% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year).

“Sub-Advisory Agreement” has the meaning ascribed to such term in the Recitals hereto.

“Subordinated Incentive Listing Fee” means the fee payable to the Advisor under certain circumstances if the Common Stock is Listed, as calculated in Section 8(g) hereof.

“Subordinated Performance Fee Due Upon Termination” has the meaning ascribed to such term in Section 8(h) hereof.

“Subordinated Share of Cash Flows” has the meaning ascribed to such term in Section 8(f) hereof.

“Termination Date” means the date of termination of this Agreement.

“Third Party Owners” has the meaning ascribed to such term in Section 8(i) hereof.

“2%/25% Guidelines” has the meaning ascribed to such term in Section 9(c)(i) hereof.

2. Appointment. As of the Effective Date, the Company, through the powers vested in the Board of Directors, hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3. Authority of the Advisor.

(a) General. Subject to the express limitations set forth in this Agreement, all rights and powers to manage and control the day-to-day business and affairs of the Company shall be vested in the Advisor. The Advisor shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary, advisable or incidental thereto to perform its obligations under this Agreement. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may from time to time deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Charter.

(b) Approval by the Board of Directors. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board of Directors or duly authorized committees thereof if the Charter or Maryland General Corporation law requires the prior approval of the Board of Directors or the Independent Directors Committee. The Advisor will deliver to the Board of Directors all documents required by it to properly evaluate a proposed investment (and any related financing).

(c) Modification or Revocation of Authority of Advisor. The Board of Directors retains ultimate authority over the management of the Company and may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Sections 3 and 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to actions to which the Advisor has properly committed the Company prior to the date of receipt by the Advisor of such notification.

4. Duties of the Advisor. The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Advisor undertakes to use its commercially reasonable efforts to perform its obligations as set forth in this Agreement, subject to the limitations set forth in this Agreement, including Sections 3, 7, and 10 and the ultimate authority of the Board of Directors over the management of the Company. The Advisor shall make available the full benefit of the knowledge, judgment, experience and advice of the members of the Advisor’s organization and staff with respect to the duties it will perform under this Agreement. The Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:

(a) Offering Services. In the event that the Board of Directors determines that it is advisable and in the best interests of the Company to conduct an offering of the Company’s Securities, the Advisor shall manage and supervise:

(i) development of any offering of the Company’s Securities, including the determination of the specific terms of the Securities to be offered by the Company and whether the Securities shall be sold as part of a registered public offering or a private placement;

(ii) the preparation of all documents related to any offering of Securities, and the attainment of all required regulatory approvals of such documents;

(iii) along with the Dealer Manager, approval of the participating broker dealers and negotiation of selling agreements related to any offering of Securities;

(iv) along with the Dealer Manager, coordination of the due diligence process related to any offering of Securities;

(v) along with the Dealer Manager, preparation and approval of all marketing materials contemplated to be used by the Dealer Manager or others in connection with an offering of the Company’s Securities;

(vi) along with the Dealer Manager, negotiation and coordination with the Company’s transfer agent for the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions in connection with an offering of the Company’s Securities;

(vii) all other services related to any offering of the Company’s Securities, whether performed by the Advisor, its Affiliates or third parties;

provided, however, that, notwithstanding anything to the contrary above, the Advisor shall not be responsible for performing any services that (i) are delegated exclusively to a Dealer Manager pursuant to a dealer manager agreement between the Company and such Dealer Manager, (ii) the Company elects to perform directly, (iii) would require the Advisor to register as a broker dealer with the SEC, the Financial Industry Regulatory Authority, or any state securities law administrator or (iv) would require the Advisor to register as an “Investment Advisor,” as that term is defined in the Investment Advisors Act of 1940 or in any state securities law.

(b) Property Acquisition, Disposition, and Financing Services. The Advisor shall:

(i) present to the Company potential investment opportunities to provide a continuing investment program consistent with the investment objectives and policies of the Company as determined and adopted by the Board of Directors, as amended from time to time;

(ii) subject to the provisions of Section 3(b) and this Section 4, (A) locate, analyze and select potential investments in Property, Loans and other Permitted Investments, (B) structure and negotiate the terms and conditions of transactions pursuant to which investment in Property, Loans and other Permitted Investments will be made; (C) perform due diligence on prospective investments and summarize the results of such work, (D) make investments in Property, Loans and other Permitted Investments on behalf of the Company in compliance with the investment objectives and policies of the Company; (E) if necessary, arrange for financing and refinancing and make other changes in the asset or capital structure of Property, Loans and other Permitted Investments; and (F) dispose of, reinvest or distribute the proceeds from the sale of, or otherwise deal with the investments in, Property, Loans and other Permitted Investments;

(iii) as necessary, furnish the Board of Directors with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with borrowings proposed to be undertaken by the Company, if any;

(iv) provide the Board of Directors with periodic reports regarding prospective investments which include recommendations and supporting documentation required by them to properly evaluate the proposed investment;

(v) obtain the prior approval of the Board of Directors, or any committee of the Board of Directors to which the Board of Directors has expressly delegated approval authority, for any and all investments in Properties, Loans, or other Permitted Investments (as well as any financing obtained by the Company in connection with such investment);

(vi) obtain reports (which may be prepared by unrelated third parties, the Advisor, or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company in Property, Loans and other Permitted Investments;

(vii) as reasonably necessary, act, or obtain the services of others to act, as attorney-in-fact or agent of the Company in making, acquiring and disposing of investments, disbursing, and collecting the funds, paying the debts and fulfilling the obligations of the Company and handling, prosecuting and settling any claims of the Company, including foreclosing and otherwise enforcing mortgage and other liens and security interests securing investments;

(viii) negotiate on behalf of the Company with banks or lenders for loans to be made to the Company or to any Joint Venture, and negotiate on behalf of such entity with investment banking firms and other institutions or investors for public or private sales of Securities of the Company or for other financing on behalf of the Company, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter or investment advisor in Securities of or for the Company; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company or the Joint Venture, as applicable;

(ix) upon request of the Board of Directors, invest and reinvest any money of the Company; and

(x) from time to time, or at any time reasonably requested by the Board of Directors, make reports to the Board of Directors of the investment opportunities it has presented to other Advisor-sponsored programs or that it has pursued directly or through an Affiliate.

(c) Asset Management and Operational Services.

(i) Real Estate Services. The Advisor shall:

(1) manage, administer, promote, operate, maintain, improve, finance and refinance, market, lease, and dispose of the Properties, Loans, and other Permitted Investments on an overall portfolio basis in a diligent manner. The services of the Advisor are to be of scope and quality not less than those generally performed by professional asset managers of other similar property portfolios;

(2) obtain and supervise the services of Property Managers and Leasing Agents, which may include the Advisor or its Affiliates, to manage, administer, promote, operate, maintain, improve, market, or lease the Properties;

(3) enter into leases and service contracts for Properties, including oversight of Affiliated companies that perform property management services for the Company, if any;

(4) oversee non-affiliated Property Managers and other non-affiliated Persons who perform services for the Company;

(5) to the extent necessary, perform all other operational functions for the maintenance and administration of Property, Loans and other Permitted Investments;

(6) consult with the officers and the Board of Directors of the Company and assist the Board of Directors in the formulation and implementation of the Company’s financial policies,

(7) notify the Board of Directors of all proposed material transactions before they are completed;

(8) serve as the Company’s investment and financial advisor and use commercially reasonable efforts to provide the Board of Directors with relevant market research and economic and statistical data in connection with the Company’s Property, Loans and other Permitted Investments and investment objectives and policies;

(9) obtain reports (which may be prepared by unrelated third parties, the Advisor, or its Affiliates), where appropriate, concerning the value of Property, Loans and other Permitted Investments of the Company;

(10) formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing, and disposition of Property, Loans and other Permitted Investments on an overall portfolio basis;

(11) use commercially reasonable efforts to monitor applicable markets and obtain reports (which may be prepared by unrelated third parties, the Advisor or Affiliates) where appropriate, concerning the values of existing or prospective investments of the Company and monitor and evaluate the performance of the Company’s Property, Loans and other Permitted Investments;

(12) conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the related Property Managers and Leasing Agents of its duties;

(13) oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;

(14) deliver to the Board of Directors or maintain on behalf of the Company copies of all appraisals obtained in connection with the investments in Properties, Loans, or other Permitted Investments (whether in connection with Asset management services or acquisition services);

(15) obtain and maintain, at the Company’s cost, with respect to any Property and to the extent available, title insurance or other assurance of title and customary fire, casualty and public liability insurance;

(16) consult with the officers and the Board of Directors and assist the Board of Directors in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(17) perform and supervise the various management and operational functions related to the Company’s investments in Properties;

(18) coordinate and manage relationships between the Company and any Joint Venture partners;

(19) undertake and perform all services or other activities necessary and proper to carry out the investment objectives of the Company;

(ii) Financial and Administrative Services. The Advisor shall:

(1) manage, perform and supervise the various administrative functions reasonably necessary for the management of the day-to-day operations of the Company;

(2) review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and leasing agent and aggregate these property budgets into the Company’s overall budget and financial reports;

(3) review and analyze on-going financial information pertaining to each Property and the overall portfolio of Properties;

(4) to the extent not set forth herein, provide for or arrange for any administrative services and items, legal and other services, office space, furnishings, equipment, personnel, and other overhead items necessary and incidental to the Company’s business and operations;

(5) provide the Company with all necessary cash management services, including maintaining Company debt service obligations using Company funds;

(6) perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law including the Sarbanes-Oxley Act of 2002;

(7) from time to time, or at any time reasonably requested by the Board of Directors, provide information or make reports to the Board of Directors related to its performance of services to the Company under this Agreement;

(8) coordinate with the Company’s independent accountants and auditors the preparation and delivery to the Board of Directors of a report not less than annually concerning the Advisor’s compliance with certain material aspects of this Agreement and as otherwise requested by the Board of Directors;

(9) provide the officers and Directors with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters, including but not limited to compliance with the Sarbanes-Oxley Act of 2002;

(10) consult with the Board of Directors relating to the corporate governance structure and appropriate policies and procedures related thereto;

(11) provide or arrange for tax and compliance services and coordinate with third parties on related tax matters, in particular the Company’s compliance with the REIT provisions of the Code;

(12) supervise the preparation on behalf of the Company of all reports and returns required by the SEC, Internal Revenue Service and other state or federal governmental agencies;

(13) maintain and preserve the books and records of the Company and maintain the accounting and other record-keeping functions at the Property and Company levels;

(14) investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, construction companies, property owners, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

(15) do all things necessary to assure its ability to render the services described in this Agreement; and

(d) Stockholder Services. The Advisor shall:

(i) undertake communications with holders of Securities in accordance with applicable law and the Charter;

(ii) manage communications with holders of Securities, including answering phone calls, preparing and sending written and electronic reports and other communications;

(iii) establish technology infrastructure to assist in providing shareholder support and service;

(iv) appoint and supervise the Company’s transfer agent in the maintenance of a stock ledger reflecting a record of the holders of Securities and their ownership of Securities;

(v) manage and coordinate with the transfer agent the periodic dividend process and the payments to holders of Securities; and

(e) Other. The Advisor shall perform all other services reasonably requested by the Company within the overall scope of this Agreement.

The Advisor has a fiduciary responsibility to the Company and to the Stockholders in carrying out its duties under this Agreement. In providing advice and services hereunder, the Advisor shall not (i) engage in any activity which would require it to be registered as an “Investment Advisor,” as that term is defined in the Investment Advisors Act of 1940 or in any state securities law or (ii) cause the Company to make such investments as would cause the Company to become an “Investment Company,” as that term is defined in the Investment Company Act of 1940.

5. Bank Accounts. The Advisor may establish and maintain one or more bank accounts in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, consistent with the terms of this Agreement, subject to the provisions of Section 9(c) and such terms and conditions as the Board of Directors may adopt from time to time, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and to the auditors of the Company.

6. Records; Financial Statements. The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board of Directors or its counsel, auditors, or other authorized agents at any time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with such reports and other information as the Company shall request.

7. Limitations on Activities. Notwithstanding any provision in this Agreement to the contrary, the Advisor shall refrain from taking any action that, in its sole judgment made in good faith, would (a) adversely affect the ability of the Company to qualify or to continue to qualify as a REIT under the Code, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or its Securities, (d) violate the Charter or Bylaws, or (e) require the Advisor to register as a broker-dealer with the SEC, the Financial Industry Regulatory Authority, or any state securities law administrator. If any action would violate subsections (a) through (e) of this section but such action has been ordered by the Board of Directors, the Advisor shall notify promptly the Board of Directors of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board of Directors. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board of Directors so given.

8. Fees.

(a) Acquisition Fee. As compensation for the investigation, selection and acquisition (by purchase, investment or exchange) of Properties, Loans and other Permitted Investments, the Company shall pay Acquisition Fees to the Advisor for each such investment. With respect to the acquisition of a Property to be wholly owned by the Company, the Acquisition Fee payable to the Advisor shall equal to 1.0% of the sum of the amount actually paid or allocated to the purchase, development, construction or improvement of such Property, inclusive of the Acquisition Expenses associated with such Property, and the amount of any debt attributable to such Property. With respect to the acquisition of real property through any Joint Venture or partnership in which the Company is a co-venturer or partner, the Acquisition Fee payable to the Advisor shall equal 1.0% of the portion of the amount actually paid or allocated to the purchase, development, construction or improvement of the property, inclusive of the Acquisition Expenses associated with such property, plus the Company’s pro rata portion of any outstanding debt associated with such property. With respect to Loans and other Permitted Investments, the Acquisition Fee payable to the Advisor shall equal 1.0% of the cost of such investment, inclusive of Acquisition Expenses associated with such investment. Notwithstanding anything herein to the contrary, the payment of Acquisition Fees by the Company shall be subject to the limitations contained in the Company’s Charter. The Advisor shall submit an invoice to the Company following the closing or closings of each acquisition, accompanied by a computation of the Acquisition Fee. The Acquisition Fee payable to the Advisor shall be paid at the time the Company acquires a Property, investment in Joint Venture, Loan or Permitted Investment.

(b) Financing Coordination Fee. Subject to the overall limitations contained below in Section 9(c), commencing on the date hereof, the Company will pay to the Advisor for services rendered in connection with the refinancing of any debt obligations of the Company or any Subsidiary a Financing Coordination Fee equal to 0.5% of the gross amount of any such refinancing, provided, however, that the Advisor shall not be entitled to a Financing Coordination Fee in connection with the refinancing of any debt obligations secured by any particular Asset that was previously subject to a refinancing in which the Advisor received a Financing Coordination Fee within the immediately preceding three year period. Any such Financing Coordination Fee deemed to be earned by the Advisor shall be paid by the Company to the Advisor upon the closing of the refinancing.

(c) Asset Management Fee. Subject to the overall limitations contained below in Section 9(c), commencing on the date hereof, the Company shall pay the Advisor for the asset management services included in the services described in Section 4(c) a monthly fee (the “Asset Management Fee”) in an amount equal to one-twelfth of 1.0% of the Assets Under Management, calculated on a monthly basis as of the last day of each month. At the option of the Advisor, this amount may be estimated on a monthly basis and paid in advance on the first day of the month to which such estimate relates, in which case, the monthly estimate will be reconciled to actual at the end of each month and any resulting adjustment will decrease or increase the amount of the monthly Asset Management Fee payment in the following month. Additionally, subject to the overall limitations contained below in Section 9(c), with respect to any fiscal quarter in which the Distributions declared and the Cash Available for Distribution for such fiscal quarter are each at least $0.125 per share (after considering the bonus asset management fee described herein), as determined by the Board of Directors, the Company shall pay a bonus asset management fee to the Advisor equal to the lesser of (i) one-fourth of 0.15% of Assets Under Management, calculated on a quarterly basis as of the last day of the fiscal quarter, or (ii) $150,000. The bonus asset management fee, if any, shall be payable following the close of the applicable fiscal quarter.

(d) Property Management and Leasing Fees. If the Company retains the Advisor or its Affiliates to manage or lease any of its Properties, the Company will pay the Advisor or its Affiliates a market-based fee in accordance with a separately negotiated Property Management, Leasing and Development Agreement to be approved by a majority of the Independent Directors Committee, which such agreement may provide for fees similar to what other management or leasing companies generally charge for the management or leasing of similar properties, and which may include reimbursement for the costs and expenses the Advisor or its Affiliates incurs in managing or leasing the Properties.

(e) Disposition Fee. If the Advisor or an Affiliate provides a substantial amount of the services (as determined by a majority of the Directors, including a majority of the Independent Directors Committee) in connection with the Sale of one or more Properties, other than a Sale in connection with a transaction in which the Company sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the Company’s assets, the Advisor or such Affiliate shall receive at the closing of such Sale a Disposition Fee equal to the lesser of (i) 1.0% of the sales price of such Property or Properties, or (ii) one-half of the Competitive Real Estate Commission for such Property. Any Disposition Fee payable under this section may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Disposition Fee) paid to all Persons by the Company for each Property shall not exceed an amount equal to the lesser of (i) 6.0% of the aggregate Contract Sales Price of each Property or (ii) the Competitive Real Estate Commission for each Property.

(f) Subordinated Share of Cash From Sales or Refinancings. The Subordinated Share of Cash From Sales or Refinancings shall be payable to the Advisor in an amount equal to 10% of Cash from Sales and Refinancings remaining after the Stockholders have received Distributions of Cash Available for Distribution and of Cash from Sales and Financings such that the owners of all outstanding shares of Common Stock have received Distributions in an aggregate amount equal to the sum of:

(i) the Stockholders’ 7% Return; and

(ii) Invested Capital.

When determining whether this has been met: (A) Any stock dividend shall not be included as a Distribution; and (B) Distributions paid on shares of Common Stock redeemed by the Company (and thus not included in the determination of Invested Capital), shall not be included as a Distribution.

Following Listing, no Subordinated Share of Cash From Sales or Refinancings will be paid to the Advisor. If the Subordinated Share of Cash From Sales or Refinancings is payable to the Advisor, the Advisor shall submit an invoice to the Company, accompanied by a computation of the total amount of the Subordinated Share of Cash From Sales or Refinancings for the applicable period. Generally, the Subordinated Share of Cash From Sales or Refinancings payable to the Advisor shall be paid within 30 days of the closing of the applicable Sale or refinancing.

(g) Subordinated Incentive Listing Fee. Upon Listing, the Advisor shall be entitled to the Subordinated Incentive Listing Fee in an amount equal to 10% of the amount by which:

(i) The sum of (A) the Market Value and (B) the total of all Distributions paid to Stockholders (excluding any stock dividends and Distributions paid on shares of Common Stock redeemed by the Company) from the Company’s inception until the date that Market Value is determined (up to the amount of total Distributions required to be paid to the Stockholders in order to pay the Stockholders’ 7% Return from inception through the date Market Value is determined), exceeds

(ii) the sum of (A) Invested Capital and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders’ 7% Return from inception through the date Market Value is determined.

The Subordinated Incentive Listing Fee will be reduced by the amount of any prior payment to the Advisor of a Subordinated Share of Cash from Sales or Refinancings. In the event the Subordinated Incentive Listing Fee is paid to the Advisor following Listing, no other performance fee will be paid to the Advisor.

(h) Subordinated Performance Fee Due Upon Termination. If (1) the Company terminates this Agreement for any reason other than a material breach hereof by the Advisor, (2) the Agreement is not renewed because the Company is unwilling to renew this Agreement on substantially similar terms, or (3) the Advisor terminates the Agreement because of a material breach hereof by the Company, then, subject to the limitations in Section 16(a)(ii), the Company shall pay the Subordinated Performance Fee Due Upon Termination, payable in the form of a promissory note (the “Performance Fee Note”) bearing simple interest at a rate of 5% per annum, in a principal amount equal to 10% the amount, if any, by which

(i) the sum of (A) the Appraised Value of the Company’s Properties at the Termination Date, less amounts of all indebtedness secured by the Company’s Properties, plus the net asset value of all other Loans and Permitted Investments of the Company, net of any appropriate adjustments for joint ventures, minority interests or non-controlling stockholder interests and (B) total Distributions (excluding any stock dividend and Distributions paid on shares of Common Stock redeemed by the Company pursuant to a plan for repurchase of the Company’s Common Stock) through the Termination Date (up to the amount of total Distributions required to be made to the Stockholders in order to pay the Stockholders’ 7% Return from inception through the Termination Date), exceeds

(ii) the sum of (A) Invested Capital and (B) total Distributions required to be made to the Stockholders in order to pay the Stockholders’ 7% Return from inception through the Termination Date, less any prior payment to the Advisor of a Subordinated Share of Cash from Sales or Refinancings.

The Company shall repay the Performance Fee Note at such time as the Company completes the first Sale of a Property owned as of the Termination Date using Cash from Sales in an amount equal to the value such Property. If such amount is insufficient to pay the Performance Fee Note in full, then the Performance Fee Note shall be paid in part from the Cash from Sales from the first Sale of a Property owned as of the Termination Date, and in part from the Cash from Sales from each successive Sale of Properties owned as of the Termination Date in an amount equal to the value such Properties until the Performance Fee Note is repaid in full. If the Performance Fee Note has not been paid in full within five years from the Termination Date, then the holder of the Performance Fee Note, its successors or assigns, may elect to convert the balance of the Performance Fee Note into Common Stock at a price per share equal to the average closing price of the shares of Common Stock over the ten trading days immediately preceding the date of such election if the Common Stock is Listed at such time. If the Common Stock is not Listed at such time, the holder of the Performance Fee Note, its successors or assigns, may elect to convert the balance of the fee into shares of Common Stock at a price per share equal to the fair market value for such Shares as determined by the Board of Directors based upon the Appraised Value of Company’s Properties, Loans, and other Permitted Investments, net of any debt thereon, and net of any appropriate adjustments for joint ventures, minority interests or non-controlling stockholder interests, on the date of election.

(i) Fee Credit. Subject to the provisions of Section 10 hereof, the Advisor and any of its affiliates may advise other owners or prospective owners of assets in the Healthcare Sector (“Third Party Owners”) and earn fees for such efforts. In the event that a Third Party Owner contracts with the Advisor for the provision of advisory services the Advisor agrees to reduce the amount of fees charged to the Company, including Acquisition Fees, Financing Coordination Fees, Asset Management Fees, Property Management and Leasing Fees and Disposition Fees, as follows: (A) if the contractual fees to be paid by such Third Party Owners to the Advisor are, on a percentage basis, greater than or equal to 90% of the corresponding or analogous fees charged by the Advisor to the Company, the Advisor shall reduce the amount of fees charged to the Company under this Agreement by a dollar amount equal to 50% of the corresponding or analogous fees actually paid to the Advisor or its affiliates by such Third Party Owners; and (B) if the contractual fees to be paid by such Third Party Owners to the Advisor are, on a percentage basis, less than 90% of the corresponding or analogous fees charged by the Advisor to the Company, the Advisor shall reduce the amount of fees charged to the Company under this Agreement by a dollar amount equal to 25% of the corresponding or analogous fees actually paid to the Advisor or its affiliates by such Third Party Owners. On a quarterly basis, the Advisor shall provide to the Board of Directors with a summary of all fees charged to such Third Party Owners and shall reduce the amounts of the fees charged to the Company hereunder accordingly.

9. Expenses.

(a) Reimbursable Expenses. The Company shall not be responsible for reimbursing the Advisor for any of the Advisor’s costs and expenses that are not directly attributable to the business of the Company, including without limitation (i) any personnel costs incurred by the Advisor to its employees, and (ii) any costs related to the Advisor’s rent, utilities and general overhead. The Company will be responsible for paying directly or reimbursing the Advisor for certain costs that are directly attributable to the business of the Company, including but not limited to:

(i) Organization and Offering Expenses; provided however, that within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent Organization and Offering Expenses borne by the Company (including selling commissions and dealer manager fees) exceed 15% of the Gross Proceeds raised in a completed Offering;

(ii) Acquisition Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Properties, Loans and other Permitted Investments, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company, provided that, notwithstanding anything herein to the contrary, the payment of Acquisition Fees and Acquisition Expenses by the Company shall be subject to the limitations contained in the Company’s Charter;

(iii) the actual out-of-pocket cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor including brokerage and other fees paid in connection with the purchase, operation and sale of Property, Loans and other Permitted Investments;

(iv) all costs for borrowed money, including discounts, points and other similar fees;

(v) taxes and assessments on income or Properties and taxes as an expense of doing business and any taxes otherwise imposed on the Company, its business or income;

(vi) costs associated with insurance required in connection with the business of the Company or by its officers and the Board of Directors;

(vii) expenses of managing, improving, developing, operating and selling Properties owned by the Company;

(viii) all expenses in connection with payments to Directors and meetings of the Directors and holders of Securities;

(ix) expenses associated with Listing or with the issuance and distribution of Securities, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;

(x) expenses connected with payments of distributions in cash or otherwise made or caused to be made by the Company to the holders of Securities;

(xi) expenses of organizing, converting, modifying, merging, liquidating or dissolving the Company or of amending the Charter or the Bylaws;

(xii) expenses of maintaining communications with holders of Securities, including the cost of preparation, printing, and mailing annual reports and other reports to holders of Securities, proxy statements and other reports required by governmental entities;

(xiii) audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Independent Directors Committee or any committee of the Board of Directors;

(xiv) transfer agent and registrar’s fees and charges paid to third parties; and

(xv) costs for the Company to comply with all applicable laws, regulations and ordinances;

(b) Other Services. Should the Directors request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Section 4, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and a majority of the Independent Directors Committee, subject to the limitations contained in the Charter, and shall not be deemed to be services pursuant to the terms of this Agreement.

(c) Timing of and Additional Limitations on Reimbursements.

(i) the Company shall not reimburse the Advisor at the end of any fiscal quarter Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of NASAA Net Income (the “2%/25% Guidelines”) for such year unless the Independent Directors Committee determines that such excess was justified, based on unusual and nonrecurring factors which it deems sufficient.

(ii) The Advisor will perform the duties set forth under Section 4 in a manner that complies with the 2%/25% Guidelines. In accordance therewith no Operating Expenses (other than those determined to be justified based on unusual and non-recurring factors) shall be approved if, in the reasonable discretion of the Committee, the Committee determines that such Operating Expenses, considered together with Operating Expenses previously approved for the relevant period, as well as estimated Operating Expenses for the remainder of the relevant period, would exceed the 2%/25% Guidelines.

(iii) With respect to the first, second and third fiscal quarters following the Effective Date, in making a determination as to whether Excess Amounts are justified for the applicable Expense Year, the Independent Directors Committee, to the extent consistent with the Company’s charter and the duties of the Directors, agree that (A) solely for the purpose of determining the Advisor’s compliance with this Section 9(c), Excess Amounts incurred by the Company with respect to fiscal quarters prior to the Effective Date shall be deemed to be justified, based on unusual and nonrecurring factors which the Independent Directors Committee deem sufficient, and (B) the Independent Directors Committee shall take into account the Advisor’s lack of control over Operating Expenses incurred by the Company in connection with transitioning to a new advisor expected to be incurred during the term of this agreement.

(iv) Any Excess Amount paid to the Advisor during a fiscal quarter that is not determined by the Independent Directors Committee to be justified based on unusual and nonrecurring factors which it deems sufficient, shall be repaid to the Company.

(v)  If the Independent Directors Committee determines that an Excess Amount was justified, then, within 60 days after the end of any fiscal quarter of the Company for which an Excess Amount was paid, the Company shall send to the Stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors Committee considered in determining that such Excess Amount was justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board of Directors. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

10. Other Activities of the Advisor.

(a) General. Except as set forth in Section 10(b) hereof, nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement, except to the extent provided in Section 10(b), limit or restrict the right of any manager, director, officer, employee, or equity holder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report promptly to the Board of Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

(b) Rights of First Refusal. The Advisor shall be required to use commercially reasonable efforts to present a continuing investment program to the Company that is consistent with the investment policies and objectives of the Company. The Advisor hereby grants to the Company an irrevocable right of first refusal to acquire any investment opportunity in the Healthcare Sector identified by or on behalf of the Advisor or any of its Affiliates until such time as the Company has made investments following the Effective Date in Property, Loans and other Permitted Investments in an aggregate amount of at least $20,000,000 plus the proceeds, if any, from the refinancing of Property owned as of the Effective Date. During the period that such right of first refusal is effective, the Advisor shall be obligated to present every investment opportunity involving the Healthcare Sector to the Company. With respect to any particular investment opportunity, the Company shall have twenty (20) days from the receipt of such investment opportunity from the Advisor to review, and then approve or decline of such investment opportunity (such period the “Right of First Refusal Period”). The Company shall notify the Advisor in writing prior to the end of the Right of First Review Period if an investment opportunity has been approved or declined. If the Company fails to notify the Advisor of its determination with respect to an investment opportunity prior to the end of the Right of First Refusal Period, or notifies the Advisor that it has declined such investment opportunity, then such investment opportunity shall be deemed a “Passed Investment.” If the Company notifies the Advisor within the Right of First Refusal Period that it has approved an investment opportunity, but subsequently elects not to, or otherwise fails to, complete the acquisition of such investment opportunity within one hundred eighty (180) days following the commencement of the Right of First Refusal Period (or such shorter period as the Board of Directors, in its discretion, may approve), then such investment opportunity shall also be deemed a Passed Investment. Subject to the provisions of Section 8(i), the Advisor has the right to pursue any Passed Investment in any manner it chooses and with any source of capital that it chooses.

11. Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates, subject to compliance with the provisions of Section 8(i).

12. Relationship of Advisor and Company. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

13. Representations and Warranties.

(a) Of the Company. To induce the Advisor to enter into this Agreement, the Company hereby represents and warrants that:

(i) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.

(ii) The Company’s execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Other than as set forth on Schedule 1 hereto, the Company’s execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exception or other action by or notice to any court or administrative or governmental body pursuant to, the Charter or Bylaws or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree by which the Company is bound, in any such case in a manner that would have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.

(b) Of the Advisor. To induce the Company to enter into this Agreement, the Advisor represents and warrants that:

(i) The Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida with all requisite power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.

(ii) The Advisor’s execution, delivery and performance of this Agreement has been duly authorized. This Agreement constitutes a valid and binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms. The Advisor’s execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Advisor’s assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Advisor’s articles of organization or operating agreement, or any law, statute, rule or regulation to which the Advisor is subject, or any agreement, instrument, order, judgment or decree by which the Advisor is bound, in any such case in a manner that would have a material adverse effect on the ability of the Advisor to perform any of its obligations under this Agreement.

(iii) The Advisor has received copies of the Charter, the Bylaws, and the Operating Partnership’s limited partnership agreement and is familiar with the terms thereof, including without limitation the investment limitations included therein. The Advisor warrants that it will use reasonable care to avoid any act or omission that would conflict with the terms of the Charter, the Bylaws, or the Operating Partnership’s limited partnership agreement in the absence of the express direction of the Independent Directors Committee.

14. Term; Termination of Agreement. Subject to Section 15 hereof, this Agreement shall continue in force until the first anniversary of the Effective Date. Thereafter, this Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company, acting through the Board of Directors, including a majority of the Independent Directors Committee, will evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.

15. Termination.

(a) Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty, by either party (by the Independent Directors Committee in the case of the Company or its President in the case of the Advisor).

(b) Termination by the Advisor. This Agreement may be terminated immediately by the Advisor in the event of (i) the bankruptcy of the Company or commencement of any bankruptcy or similar insolvency proceedings of the Company, or (ii) any material breach of this Agreement by the Company not cured by the Company which (A) is not cured by the Company within 30 days after written notice thereof or (B) in the reasonable determination of the Advisor, cannot be cured within 30 days.

(c) Termination by the Company. This Agreement may be terminated immediately by the Company in the event of (i) the bankruptcy of the Advisor or commencement of any bankruptcy or similar insolvency proceedings of the Advisor, or (ii) any material breach of this Agreement by the Advisor which (A) is not cured by the Advisor within 30 days after written notice thereof or (B) in the reasonable determination of the Independent Directors Committee, cannot be cured within 30 days.

The provisions of this sentence and Sections 1, 6, 7, 8(h), 9(c), 12, 15, 16, and 18 through 30 survive termination of this Agreement.

16. Payments to and Duties of Advisor upon Termination. Payments to the Advisor pursuant to this Section 16 shall be subject to the 2%/25% Guidelines to the extent applicable.

(a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination the following:

(i) all unpaid fees payable to the Advisor prior to termination of this Agreement; and

(ii) the Subordinated Performance Fee Due Upon Termination, provided that no Subordinated Performance Fee Due Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Listing Fee.

(b) The Advisor shall promptly upon termination:

(i) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, if any, after deducting any accrued compensation to which it is then entitled;

(ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors;

(iii) deliver to the Board of Directors all assets, including Properties, and documents of the Company then in the custody of the Advisor; and

(iv) reasonably cooperate with the Company to provide an orderly transition of advisory functions.

17. Assignment to an Affiliate.

 This Agreement may be assigned by the Advisor to an Affiliate with the approval of the Independent Directors Committee. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement. The Advisor understands that the fees due pursuant to this agreement may be paid by or charged to subsidiaries of the Company including taxable REIT subsidiaries.

18. Indemnification by the Company.

The Company shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the Company’s Charter and the laws of the State of Maryland. Any indemnification of the Advisor may be made only out of the net assets of the Company.

19. Advisor’s Liability.

To the maximum extent permitted by the Charter, the Advisor is hereby held harmless from any and all claims and rights (including, without limitation, rights of set-off and recoupment, demands, actions, obligations, and causes of action of any and every kind, nature and character, known and unknown) as may be asserted by the Company.

20. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board of Directors and to the Company:	Cornerstone Healthcare Plus REIT, Inc. 1920 Main Street, Suite 400 Irvine, California 92614 Attention: Chief Executive Officer
To the Advisor:	Springlake Healthcare Capital, LLC [______________________] [______________________] Attention: President
Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 20.

21. Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

22. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

23. Construction; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws. Any suit involving any dispute or matter arising under this Agreement may only be brought in the federal or state courts located in the State of California. Each of the parties hereto consents to the exercise of personal jurisdiction by such courts with respect to all such proceedings. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL, TO THE FULLEST EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST, IN ANY PROCEEDING, CLAIM, COUNTER-CLAIM OR OTHER ACTION INVOLVING ANY DISPUTE OR MATTER ARISING UNDER THIS AGREEMENT.

24. Attorneys’ Fees.  In the event a party hereto brings an action to enforce or interpret any of the provisions of this Agreement, the prevailing party in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action, including without limitation all paralegal and expert fees, and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to trial.

25. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

26. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

27. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

28. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

29. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.

30. Name. Springlake Healthcare Capital, LLC has a proprietary interest in the name “Springlake Healthcare Capital, LLC.” Springlake Healthcare Capital, , LLC hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “Springlake Healthcare Capital, Inc.” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain an Affiliate of Springlake Healthcare Capital, LLC to perform the services of Advisor, the Company will, promptly after receipt of written request from Springlake Healthcare Capital, LLC, cease to conduct business under or use the name “Springlake Healthcare Capital LLC” or any derivative thereof and the Company shall change the name of the Company to a name that does not contain the name “Springlake HeatlhCare Captital, LLC” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any Affiliate thereof. At such time, the Company will also make any changes to any trademarks, service marks or other marks necessary to remove any references to the word “Springlake.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Springlake Healthcare Capital, LLC” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or the Board of Directors.

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

CORNERSTONE HEALTHCARE PLUS REIT, INC.
By:	/s/ John Mark Ramsey
John Mark Ramsey, President

Springlake Healthcare Capital, LLC
By:	/s/ John Mark Ramsey
John Mark Ramsey, President and Chief Executive Officer

Schedule 1

•
Credit Agreement dated as of November 19, 2010 by and among Cornerstone Healthcare Plus Operating Partnership, L.P., as the Borrower The Lenders From Time To Time Parties Thereto, as Lenders and Keybank National Association, as Lead Arranger, a Lender and Agent (and related transaction documents)

•
Multifamily Deed Of Trust, Assignment Of Rents And Security Agreement And Fixture Filing (Texas – Revision Date 02-15-2008) effective as of December 16, 2009 by Caruth Haven L.P. for the benefit of Keycorp Real Estate Capital Markets (and related transaction documents)

•	Loan Agreement by and between American Momentum Bank and Cornerstone Dallas Rehab, LP dated December 22, 2010 (and related transaction documents)

•
Loan Agreement made as of September 3, 2010 by and between Chattanooga ALF, LLC and BB&T Real Estate Funding LLC Loan Agreement made as of September 3, 2010 by and between Chattanooga ALF, LLC and BB&T Real Estate Funding LLC (and related transaction documents)

•	Loan Agreement made as of April 21, 2011 by and between Lehigh Pointe Senior Living, LLC and BB&T Real Estate Funding LLC (and related transaction documents)

•
Dual Security Agreement made as of December 22, 2010 by and among Hilliard ALF, LLC, Hilliard ALF TRS, LLC, Good Neighbor Care Centers, LLC and Red Mortgage Capital, LLC (and related transaction documents)